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                                   Texaco Inc.
                             2000 Westchester Avenue
                             White Plains, NY 10650


                            NOTICE OF ANNUAL MEETING


To Our Stockholders:

     Our 2000 Annual Meeting of Stockholders will be held at The Performing Arts Center, Purchase College, The State University of New York, 735 Anderson Hill Road, Purchase, New York, on Wednesday, April 26, 2000, at 2:00 p.m.

     We intend to present for your approval at this meeting:

     o the election of four directors, and

     o the appointment of auditors for 2000.

     In addition, stockholders have notified us that they intend to present proposals at the meeting regarding:

     o classification of the Board of Directors, and

     o a code of conduct on worker rights.

     Your vote is important to us. Even if you do not plan to attend the meeting, please complete and sign the enclosed proxy card and mail it promptly in the return envelope. If you are a stockholder of record, you can also vote over the Internet or by calling the toll-free telephone number shown on the proxy card.

     You must have an admission card to be admitted to the meeting. If you are a stockholder of record, we have included an admission card with your proxy card. If you are not a stockholder of record, you should contact the bank or broker holding your shares to obtain an admission card.

                                                Michael H. Rudy
                                                Secretary

March 14, 2000

TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                                                                       Page
Proxy Statement

     General Information                                                             1

     Description of Capital Stock                                                    1

     Voting of Shares                                                                2

     Confidential Voting                                                             2

The Board of Directors

     Governance                                                                      3

     Committees                                                                      5

     Compensation of Directors                                                       7

     Transactions With Directors and Officers                                        7

     Security Ownership of Directors and Management                                  8

     Section 16(a) Beneficial Ownership Reporting Compliance                         8

Proposals Before the Meeting

     Management Proposals

         Item 1 - Election of Directors                                              9

         Item 2 - Approval of Auditors                                              13

     Stockholder Proposals

         Item 3 - Classification of the Board of Directors                          13

         Item 4 - Code of Conduct on Worker Rights                                  15

Executive Compensation

         Compensation Committee Report                                              17

         Summary Compensation Table                                                 20

         Option Grants in 1999                                                      21

         Aggregated Option Exercises in 1999 and Year-End Option Values             23

         Performance Graph                                                          23

         Retirement Plan                                                            24

Stockholder Proposals and Nominations for Directors for the 2001 Annual Meeting     25

PROXY STATEMENT

--------------------------------------------------------------------------------

General Information

     If you were a stockholder of record at the close of business on February 28, 2000, you are entitled to vote at the meeting. You can examine the list of stockholders entitled to vote at the meeting between the hours of 9:00 A.M. and 5:00 P.M. at our offices, 2000 Westchester Avenue, White Plains, NY 10650 from April 16, 2000 through April 26, 2000. Please contact the Secretary of the Company if you would like to do so.

     We are mailing this proxy statement and accompanying proxy card to our stockholders beginning March 14, 2000. The Board of Directors of Texaco Inc. is soliciting the proxy, and the Company will bear the cost. We may solicit proxies by mail, telephone, the Internet, facsimile, or in person. We will request persons holding stock in their names for others, or in the names of nominees for others, to obtain voting instructions from the beneficial owner, and we will reimburse them for their reasonable out-of-pocket expenses in obtaining voting instructions. We have retained Morrow & Co., Inc. to assist us in soliciting proxies at a fee not to exceed $28,000, plus reasonable out-of-pocket expenses. We are delivering to you with this Proxy Statement a copy of our Annual Report to Stockholders for 1999, including audited financial statements. The Annual Report is not proxy soliciting material.


                                   ----------

Description of Capital Stock

     Excluding 14,450,029 shares of the Company's Common Stock held in the Company's treasury, there were outstanding, at February 28, 2000, 553,126,475 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote on all matters properly brought before the meeting.

     State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02104-1389, filed a Schedule 13G with the Securities and Exchange Commission disclosing that, as of December 31, 1999, it had shared voting and dispositive power over 41,315,805 shares, or approximately 7.47% of the Company's outstanding Common Stock, as Trustee of our Employee Stock Ownership Plan (ESOP) and a similar plan maintained for our affiliates (as well as various collective investment funds and personal trust accounts). Under the terms of the ESOPs, State Street is required to vote shares it holds for the plan participants in accordance with confidential instructions received from the participants and to vote all shares for which it shall not have received instructions in the same ratio as the shares with respect to which it received instructions.

     Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071, also filed a Schedule 13G, disclosing that as of December 31, 1999, it had sole dispositive power over 30,247,300 shares, or approximately 5.5% of our outstanding Common Stock.

     We have established a grantor trust and contributed to such trust 9,200,000 shares of Common Stock. These shares are held by the Trustee to ensure that we satisfy our obligations under our nonqualified deferred compensation plans and arrangements. The Trustee votes the shares in the trust as the beneficiaries of the trust instruct it. The Trustee votes shares for which no instructions are received in the same ratio as the shares for which instructions have been received.


                                   ----------

Voting of Shares

     In the election of directors, the four persons receiving the highest number of "for" votes will be elected. All other proposals require the "for" vote of a majority of those shares present in person or represented by proxy and entitled to vote on the subject matter.

     Whether  you  hold  shares   directly  as  the  stockholder  of  record  or
beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card included by your broker or nominee.

By Internet - If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card.

By Telephone - If you live in the United States or Canada, you may submit your proxy by following the instructions on the proxy card.

By Mail - You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

     You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may do this by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for beneficially held shares by submitting new voting instructions to your broker or nominee.

     Signed,   unmarked   proxy  cards  are  voted  in  accordance   with  Board
recommendations. The number of shares abstaining on each proposal are counted and reported as a separate total. Abstentions are included in the tally of shares represented, but are not included in the determination of the number of votes cast for or against a particular item. Therefore, abstentions have the effect of a vote cast against a particular item.

     Shares not voted as a consequence of brokers voting less than all of their entitlement on non-discretionary items under the provisions of New York Stock Exchange Rule 452 are not included in the tally of the number of shares cast for, against or abstaining from any proposal, and will, therefore, have the effect of reducing the number of shares needed to approve any item.

     Unless otherwise indicated on any proxy card, the persons named as your proxies in the proxy card intend to vote the shares it represents FOR all the nominees for director, FOR Item 2 and AGAINST Items 3 and 4.


Confidential Voting

     All voted proxies and ballots are handled to protect employee and individual stockholder voting privacy. No such vote shall be disclosed except:

o    as necessary to meet any legal requirements
o in limited circumstances such as a proxy contest in opposition to the Board of Directors
o to permit independent Inspectors of Election to tabulate and certify the vote, or
o    to respond to stockholders who have written comments on their proxy cards

THE BOARD OF DIRECTORS

--------------------------------------------------------------------------------

Governance

     We believe that the cornerstone of good governance is the integrity and quality of the leadership - the Board of Directors and the individuals the Board selects to lead the Company. To help advance this belief, we have established the following policies and practices:

     o Currently 11 of 12 members of the Board are outside, independent directors. The following Committees are composed entirely of outside directors:
     -   Non-Management Directors
     -   Audit
     -   Compensation
     -   Public Responsibility
     -   Directors and Board Governance

     o Directors receive regular and timely information about the Company's business. Pre-meeting materials include written summaries and data to support and explain items coming before the Board, as well as operational and financial information. Directors are immediately notified of significant events and occurrences. Senior officers routinely attend Board meetings, and they and other members of management frequently brief the Board. Board members take these and other opportunities to discuss the business with these officers. Occasional Board trips are scheduled which offer Directors the opportunity to visit sites and facilities at different locations. New directors participate in orientation programs and discussions with management personnel.

     o Guidelines for the Board include:

     -   loyalty to and pride in Texaco and its reputation
     -   independence and integrity
     -   representation of the total stockholder constituency
     -   good understanding of the business
     -   study and understanding of Board issues
     - active, objective and constructive participation at meetings of the Board and its committees
     -   collective breadth of experience
     -   appraisal of executive management
     -   management succession planning and review
     -   assistance in representing Texaco to the outside world
     -   individual availability for consultation on corporate issues

     o The Board has clearly delineated its role and the role of management. The role of the Board is to provide guidance and strategic oversight to management, individually and collectively, and to realize the mutual objective of increasing shareholder wealth. It is management's responsibility to conduct the day-to-day operations in a way that will meet this objective. The Board, in discharging its fiduciary duty to the owners of the Company, holds management accountable for achieving superior results and has delegated to management the power and authority to do so, while assuring that management can call on the Board's support, advice and experience.

     o We strive for open and continuous communication with institutional investors, other stockholders and the press.

     o The Board annually evaluates its effectiveness in creating and protecting value for our stockholders as measured against the following nine areas of Board involvement and responsibility:

     - Review and approval of our tactical plans, monitoring their accomplishment and comparing our competitive positioning

     - Review of our strategic plan and our long range goals, the evaluation of our performance against such plan and goals and against the competition, and the evaluation of the desirability, as appropriate, of modifications to such plan and goals

     -   Oversight of our financial health

     - Monitoring activities that pose significant risks and our programs to respond to and contain such risks

     - Review of the performance of our Chief Executive Officer and other senior officers and their compensation relative to performance

     - Review of our adherence to our corporate "Vision and Values" which include our responsibilities to our stockholders, employees, customers and the community

     - Preparedness for the selection of a successor Chief Executive Officer, and the monitoring of our development and selection of key personnel

     - Selection process for Board membership and the overall quality and preparedness of its members

     - Availability of sufficient, accurate and timely information and appropriate reporting systems to allow senior management and the Board to reach informed judgments about both our compliance with the law and our business performance

     o Each committee of our Board annually assesses its performance to confirm that it is meeting its responsibilities under its charter. Some of the items that Board committees consider in their self-evaluation are:
     -   the appropriateness of the scope of its charter
     -   appropriateness of matters presented for information and for approval
     -   sufficiency of time for consideration of agenda items
     -   frequency of meetings
     -   length of meetings
     -   quality and length of written materials
     -   quality of oral presentations

     o We select director candidates on the basis of the contributions they can make in providing advice and guidance to the Board and management. We are committed to an inclusive Board with a diversity of experience and outlook. We have published the following guidelines and criteria for director candidates:
     -   The highest personal and professional ethics, integrity and values
     - The education and breadth of experience to understand business problems and evaluate and postulate solutions
     -   The  personality   to  work  well  with  others  with  depth  and  wide
         perspective in dealing with people  and situations
     -   Respect for the views of others and not be rigid in approach to problems
     - A reasoned and balanced commitment to the social responsibilities of the Company
     - An interest and availability of time to be involved with the Company and its employees over a sustained period
     - The stature to represent the Company before the public, stockholders and the other various individuals and groups that affect the Company
     - The willingness to objectively appraise management performance in the interest of the stockholders
     - An open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders
     -   No involvement in other  activities or interests that create a conflict
         with  the   director's   responsibilities   to  the   Company  and  its
         stockholders

     o The Board has adopted and regularly reviews and updates, as necessary, our Corporate Governance Policies, specifically addressing thirty distinct issues. You can obtain these policies from our Secretary.


                                   ----------


Committees

     The Board is organized so that a significant portion of its business is conducted through the following committees:

     The Committee of Non-Management Directors, composed of all of the non-employee directors, was established in 1949. The Chair, Mr. Vanderslice, leads the personal performance appraisals of the Chief Executive Officer and also serves as a contact point on Board issues. The committee consults on such matters as the Chief Executive Officer or the chair of the committee shall bring before it with special emphasis on, but not limited to, organization, executive development, management succession and corporate structure. It reviews the recommendations of the Compensation Committee concerning the compensation of
Officer-Directors and gives final approval to the salaries for these individuals. It provides advice and counsel to the Compensation Committee with respect to our incentive awards programs. This committee provides a forum for the non-management directors to privately discuss the performance of management. It held four meetings in 1999.

     The Public Responsibility Committee, consisting of Dr. Jenifer (Chair), Mr. Baillie. Ms. Bush, Mr. Hawley, Sen. Nunn, Mrs. Smith and Mr. Steere, met three times in 1999. It reviews and makes recommendations regarding the policies and procedures affecting our role as a responsible corporate citizen, including those related to equal employment opportunity, safety, health, and environmental matters, our relationship with our many constituencies and our philanthropic programs.

     The Audit Committee is composed of six independent directors. The Committee was formed in 1939 and has, since its formation, been made up entirely of non-management directors, 38 years before the New York Stock Exchange imposed this requirement on listed companies. It held four meetings in 1999. Its members are Mr. Vanderslice (Chair), Mr. Hawley, Dr. Jenifer, Sen. Nunn, Mr. Shoemate and Mrs. Smith. Independent and internal auditors attend the meeting and, depending on the nature of the matters under review, such officers and other employees as necessary, attend all or part of the meetings. The committee reviews and evaluates the scope of the audit, accounting policies and reporting practices, internal auditing, internal controls and other matters deemed appropriate. The committee also reviews the performance by Arthur Andersen LLP in their audit of the Company's financial statements and evaluates their independence and professional competence. It reserves time at each meeting to meet separately with the independent and internal auditors to discuss issues of importance, including the sufficiency of management cooperation.

     The Compensation Committee, which met four times in 1999, is composed of Messrs. Steere (Chair), Carpenter, Hawley, Shoemate and Vanderslice and Amb. Price. It surveys and reviews compensation practices in industry to make certain that we remain competitive and able to recruit and retain highly qualified personnel, and that our compensation structure incorporates programs that reflect financial performance, motivate performance that will best serve the stockholders' interest and are in full compliance with Texaco's "Vision and Values." The committee approves the compensation of elected officers, incentive plan awards, and may approve any special benefit plans.

     The Finance Committee, consisting of Mr. Bijur (Chair), Ms. Bush, Amb. Price and Messrs. Baillie, Carpenter and Steere, which assumed the function of the Pension Committee, met five times in 1999. It reviews and makes recommendations to the Board concerning our financial strategies, policies and structure including: the current and projected financial position and capital structure; the obtaining of funds necessary for general operation; cash management activities, such as investment guidelines, the investment portfolio and cash mobilization systems; performance of the Pension Plan including asset allocation; exposure to fluctuation in foreign currency exchange rates and interest rates; and changes in dividend policy.

     The Committee on Directors and Board Governance, consisting of Mrs. Smith (Chair) and Messrs. Carpenter, Hawley and Vanderslice, met three times in 1999. It maintains oversight of Board governance, operation and effectiveness, reviews the size and composition of the Board, reviews the qualifications of candidates for Board membership identified from many sources and recommends candidates to the Board as nominees for election as directors.

     The Board of Directors also has an Executive Committee, which may exercise all of the powers of the Board in the management and direction of the business and affairs of the Company, except those that by statute are reserved to the full Board. This committee, consisting of Messrs. Bijur (Chair), Carpenter, and Vanderslice, Dr. Jenifer, Sen. Nunn, Amb. Price and Mrs. Smith, met once in 1999.

     The Board of Directors held eleven meetings in 1999. Overall attendance by directors at meetings of the Board and its committees on which the directors served was 94%.




                                   ----------
6

Compensation of Directors

     Employee directors receive no compensation for service on the Board or its committees. Non-employee directors receive an annual retainer of $30,000, and $1,250 for each Board and committee meeting they attend, as well as an annual fee of 900 restricted stock-equivalent units which have significant vesting and transferability restrictions. Committee Chairs receive annual retainers of $7,000. We pay one-half of each annual retainer in Common Stock or restricted stock-equivalent units. Directors may elect to receive all or any part of the remaining retainers and fees in Common Stock and to defer payment of fees, in cash, in Common Stock or in restricted stock-equivalent units.

     Directors may participate in a group personal liability and property damage insurance program which we administer and partially fund.

     As part of our corporate-wide effort to encourage charitable giving, we have established a directors' gift program. Only institutions that are qualified recipients of grants from the Texaco Foundation may receive gifts under the directors' program. Upon the death of a director, we will donate up to a total of one million dollars to one or more qualifying charitable organizations designated by the director. The directors' program is funded entirely by insurance policies on the life of each director. We own the policies, pay the premiums for such insurance ($81,243 paid for all directors in 1999) and are entitled to all tax deductions resulting from any contributions made to the qualifying charitable organizations. Individual directors derive no financial benefit from this program.


                                   ----------


Transactions With Directors and Officers

     Sen. Nunn is a member of the law firm of King & Spalding, which has provided legal services to us for many years.

     Mr. Wicker has a three-year employment agreement that commenced on August 4, 1997. In addition to participation in benefit plans and programs for someone at his level, the agreement provides for (a) an annual salary of not less than $400,000; (b) additional service credit for employee benefit purposes; and (c) an award of stock options and performance restricted shares.

     Mr. O'Connor has an employment agreement that is terminable at will. The agreement provides for salary and benefits in accordance with his position grade, an award of stock options and performance restricted shares, and additional service credit for welfare benefit plan purposes.

     Most of our employees will receive severance payments if their employment is terminated or the conditions of their employment are changed following a "change of control."

     If the Company terminates an executive officer's employment without just cause, or the executive officer resigns for good reason following a change of control, he or she will be entitled to the following severance benefits: three years' base pay, bonus and the annual value of benefits accrued under the retirement and thrift plans; and continuation of medical, dental and life insurance coverage for up to three years following termination of employment. These benefits would be grossed-up to the extent they are subject to excise taxes.

Security Ownership of Directors and Management

     The table below sets forth, as of February 1, 2000, information on Texaco stock and units owned by our directors and executive officers. Each person has sole voting and investment power over the shares listed. Directors and executive officers as a group own less than 1% of our outstanding Common Stock.



Section 16(a) Beneficial Ownership Reporting Compliance

     The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership and changes in stock ownership by our directors and executive officers. To the best of our knowledge, based on a review of the relevant forms and written representations from the directors and officers, there were no late filings during 1999.



                                                                   Number of Shares or Units
                                     --------------------------------------------------------------------------
                                                                     Shares Underlying       Stock-Equivalent
                                     Total Stock       Common       Options Exercisable         Restricted
 Beneficial Owners                    Interest          Stock    Within 60 Days of 2/1/00        Units
 -----------------                   -----------       ------    ------------------------    ------------------
 A. Charles Baillie                      4,704         3,000                    --                   1,704
 Peter I. Bijur                        611,821       362,502               249,319                      --
 Mary K. Bush                            3,344            30                    --                   3,314
 Edmund M. Carpenter                     9,764           800                    --                   8,964
 Michael C. Hawley                       9,728           400                    --                   9,328
 Franklyn G. Jenifer                     6,963           200                    --                   6,763
 Patrick J. Lynch                      261,446       149,565               111,881                      --
 Sam Nunn                                5,023           423                    --                   4,600
 John J. O'Connor                       69,676        22,333                47,343                      --
 Charles H. Price, II                   15,173         3,481                    --                  11,692
 Charles R. Shoemate                     5,051         2,500                    --                   2,551
 Robin B. Smith                          8,294           600                    --                   7,694
 William C. Steere, Jr.                 16,490         1,400                    --                  15,090
 Glenn F. Tilton                       287,394       162,946               124,448                      --
 Thomas A. Vanderslice                  44,710        23,206                    --                  21,504
 William M. Wicker                      75,279        21,582                53,697                      --
 All Directors and Executive
     Officers as a group
     (28 persons)                    2,660,721     1,414,923             1,152,594                  93,204


 PROPOSALS BEFORE THE MEETING

--------------------------------------------------------------------------------

 Item 1-Election of Directors


     Our Board is divided into three classes of directors. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term.

     In accordance with our Certificate of Incorporation and by-laws, the Board of Directors fixed the total number of directors at 12, effective April 26, 2000.

     The Board has designated four persons as nominees for election as directors at the Annual Meeting. All of the nominees are currently directors and were previously elected by the stockholders.

     We have no reason to believe that any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee should become unavailable for any reason, proxies may be voted for another person nominated by the present Board of Directors to fill the vacancy, or we may reduce the size of the Board.

     Following is certain biographical information concerning the nominees, as well as those directors whose terms of office are continuing after the meeting.

                  NOMINEES FOR THE THREE YEAR TERM EXPIRING AT
                            THE 2003 ANNUAL MEETING

[photo]

     A. Charles Baillie, 60, Chairman and Chief Executive Officer of the Toronto-Dominion Bank, was elected a Director on December 11, 1998. He was elected Chief Executive Officer of Toronto-Dominion Bank in 1997 and Chairman of the Board in 1998. He joined the bank in 1964 and progressed through a variety of assignments both in the United States and Toronto. He was elected Vice Chairman in 1992 and President in 1995. Baillie serves as a director of the Dana Corporation and Cadillac Fairview Corporation and is Chairman of TD Waterhouse. He is on the Executive Committee of the British-North American Committee, an honorary governor of The Shaw Festival and a board member of the Calmeadow Foundation. Baillie is serving as the Chairperson of Toronto's United Way Campaign and currently is on the Executive Committee of the University of Toronto's campaign.


[photo]

     Edmund M. Carpenter, 58, President and Chief Executive Officer of Barnes Group, Inc., was elected a director in 1991. He was Sr. Managing Director of Clayton, Dubilier & Rice, Inc. since 1997 and Chairman and Chief Executive Officer of General Signal Corporation from 1988 to 1995. Prior to serving with General Signal, he was President, Chief Operating Officer and a director of ITT Corporation. He is a director of Campbell Soup Company and Dana Corporation.


[photo]

    Franklyn G. Jenifer, 60, President of The University of Texas at Dallas, has been a Director since 1993. Following an academic career as a professor of biology, he was President of Howard University from 1990 to 1994. Prior to that he was Chancellor of the Massachusetts Board of Regents of Higher Education, and from 1979 to 1986, Vice Chancellor of the New Jersey
    Department of Higher Education. He serves on the Board of Trustees of Universities Research Association, Inc. and of the Texas Health Research Institute, the Board of Directors of the United Way of Metropolitan Dallas, the Monitoring Committee for the Louisiana Desegregation Settlement Agreement, and the Texas Science and Technology Council.


[photo]

    Thomas A. Vanderslice, 68, a private investor, has been a director since 1980. He is President of TAV Associates, and formerly was Chairman of the Board, President and Chief Executive Officer of M/A-COM, Inc., Chairman and Chief Executive Officer of Apollo Computer, Inc., President and Chief Operating Officer of GTE Corporation, and an officer of General Electric Company. He is a member of the Board of Trustees of Boston College and the National Academy of Engineering, the American Chemical Society, and the American Institute of Physics.

                      DIRECTORS CONTINUING IN OFFICE UNTIL
                             THE 2001 ANNUAL MEETING
[photo]

     Peter I. Bijur, 57, Chairman of the Board and Chief Executive Officer of Texaco Inc. since 1996, was also elected a Director in 1996. He joined the Company in 1966 and was elected a Vice President in 1983. In 1990 he was appointed President of Texaco Europe. He was elected a Senior Vice President of Texaco Inc. in 1992. He is a Director of International Paper Company. He is Chairman of the American Petroleum Institute and The Business Council of New York State, Inc., and serves on the Board of Trustees of The Conference Board. He is also a member of The Business Council, The Business Roundtable, the National Petroleum Council, and the Council on Foreign Relations. In addition, he currently serves on the Board of Trustees of Middlebury College and Mount Sinai- New York University Medical Center. He is a Managing Director of the Metropolitan Opera Association and a member of the Board of The New York Botanical Garden.


[photo]

     Mary K. Bush, 51, President of Bush & Company, an international financial consulting firm, joined the Board in 1997. Prior to founding Bush & Company, she served from 1989 to 1991 as Managing Director of the U.S. Federal Housing Board. Prior to that position, she was Vice President International Finance at the Federal National Mortgage Associate (Fannie
     Mae). From 1984 to 1988, she served as U.S. Alternate Executive Director of the International Monetary Fund (IMF). She serves on a number of boards and advisory boards, including Mortgage Guaranty Insurance Corporation, R.J. Reynolds Tobacco Holdings, Inc., a number of Pioneer mutual funds, Novecon Management Company, Washington Mutual Investors Fund, March of Dimes, Hoover Institution, Wilberforce University, the Folger Shakespeare Library, Project 2000, Inc., Small Enterprise Assistance Funds and the Bretton Woods Committee.


[photo]

     Sam Nunn, 61, former U.S. Senator from Georgia, was elected to the Board in 1997. He was a member of the U.S. Senate from 1972 to 1997, where he served as chairman of the Senate Armed Services Committee. He is a senior partner in the Atlanta law firm of King & Spalding, where his practice focuses on international and corporate matters. He is also a distinguished professor in the Sam Nunn School of International Affairs at Georgia Tech. Among the non-profit boards on which he serves are the Center for Strategic and International Studies, the Aspen Strategy Group, the Carnegie Corporation of New York and Emory University. He also serves on the boards of The Coca-Cola Company, Dell Computer Corporation, General Electric Company, Internet Securities Systems Group, Inc., National Service Industries, Inc., Total System Services, Inc. and Scientific-Atlanta, Inc.


[photo]

     Charles H. Price, II, 68, former Chairman of Mercantile Bank of Kansas City and former United States Ambassador to the United Kingdom (1983-1989) and Belgium (1981-1983), became a director in 1989. He is a director of The New York Times Company and U.S. Industries, Inc. Prior to service as a United States Ambassador, he had been Chairman of the Board of the Price Candy Company, American Bancorporation and American Bank and Trust Company.

                      DIRECTORS CONTINUING IN OFFICE UNTIL
                             THE 2002 ANNUAL MEETING

[photo]

     Michael C. Hawley, 62, Chairman and Chief Executive Officer of The Gillette Company, has been a director since 1995. After joining Gillette in 1961, he held management positions of increasing responsibility in a variety of countries and in 1985 was appointed Vice President, Operations Services, and elected a corporate Vice President. In 1989 he was elected President of Oral-B Laboratories, a Gillette subsidiary, and in 1993 was elected Executive Vice President, International Group. In 1995 he was named President and Chief Operating Officer of the Gillette Company and a member of its Board of Directors. He is also a director of the John Hancock Financial Services Co. and the Grocery Manufacturers of America.



[photo]

     Charles R. Shoemate, 60, Chairman, President and Chief Executive Officer of Bestfoods, was elected to the Board in October 1998. He joined Bestfoods, formerly CPC International, in 1962 and progressed through a variety of positions in manufacturing, finance and business management within the consumer foods and corn refining businesses. He was elected President and a member of its Board of Directors in 1988, Chief Executive Officer in August 1990 and Chairman in September 1990. He is a director of CIGNA Corporation, International Paper and Chairman of the Conference Board. He is a member of the Business Roundtable and the Board of Directors of the Grocery Manufacturers of America.



[photo]

     Robin B. Smith, 60, Chairman and Chief Executive Officer of Publishers Clearing House since 1996 and President and Chief Executive Officer since 1988, was elected a director in 1992. Prior to joining Publishers Clearing House in 1981 as President and Chief Operating Officer, she concluded her sixteen year career with Doubleday & Co., Inc. as President and General Manager of its Dell Publishing subsidiary. She is a director of Springs Industries, Inc., BellSouth Corporation, Kmart Corporation and a number of Prudential mutual funds.



[photo]

     William C. Steere, Jr., 63, Chairman and Chief Executive Officer of Pfizer Inc., was elected a director in 1992. Mr. Steere began his career with Pfizer, a diversified pharmaceutical company with global operations, and attained the positions of President of Pfizer Pharmaceutical Group and President and Chief Executive Officer before elevation to his present position in 1992. He is a director of Metropolitan Life Insurance Company, Dow Jones & Company, Inc., the New York Botanical Garden, Minerals Technologies Inc., WNET-Thirteen, The Business Roundtable and the New York University Medical Center. He is also past Chairman of the Board of Directors of the Pharmaceutical Manufacturers Association.

Item 2-Approval of Auditors

     We will present the following resolution concerning the appointment of independent auditors at the meeting:

              "RESOLVED, that the appointment by the Board of Directors of the Company of Arthur Andersen LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year 2000 is hereby ratified and approved."

     Arthur Andersen LLP has been auditing our accounts for many years.
In recommending the approval by the stockholders of the appointment of that firm, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing.

     Representatives of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement and to respond to questions.


                                   ----------



                              Stockholder Proposals

     Items 3 and 4 below are proposals submitted by stockholders. You may obtain the names, addresses and shareholdings of the proponents by calling or writing our Secretary.


Item 3 - Stockholder Proposal Relating to Classification of the Board of Directors

     RESOLVED: That the stockholders of Texaco request that the Board of Directors take the steps necessary to declassify the elections of Directors by providing that at future Board elections new directors be elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not affect the unexpired terms of Directors previously elected.

Supporting Statement

     This resolution requests that the Board end the staggered board system in place at Texaco and instead have all our Directors elected annually. Presently Texaco has 3 classes of Directors and 1/3 of our Board is elected each year and each Director now serves a 3 year term.

     Increasingly, institutional investors are calling for the end of this system of staggered voting. They believe it makes a Board less accountable to shareholders when directors do not stand for annual election. Significant institutional investors such as the Public Employees Retirement System of the State of California, New York City pension funds, New York State pension funds and many others have been supporting this position. As a result shareholder resolutions to end this staggered system of voting have been receiving increasingly large votes. In fact this resolution received massive votes at Texaco's 1996 and 1997 stockholder meeting of over 43% indicating that many Texaco shareholders feel the time has come for this reform. In 1998 this resolution received a 48% vote in support, almost passing. Numerous companies have demonstrated leadership by changing this practice in response to shareholder interest in this change.

     We believe this is a practice which corporations seeking to be accountable to their investors are increasingly putting into place. Studies by the Chief Economist of the SEC have shown that adoption of a classified Board tends to depress a company's stock price and may be contrary to shareholder interests.

     The election of corporate directors is a primary avenue for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our company's financial performance is linked to its corporate governance policies and procedures and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we're concerned by our company's current system of electing only one-third of the Board of Directors each year. On other governance issues Texaco is often considered a leader. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

     Most alarming, a staggered board can help insulate directors and senior executives from the consequences of poor financial or social performance by denying shareholders the opportunity to challenge an entire Board which is pursuing failed policies.

     In  addition,   socially  concerned  investors  also  support  this  reform believing the Board should annually be accountable on issues like diversity and the environment as well as on financial performance.

     Please vote for this important corporate governance reform or your vote will be automatically cast against it by management.

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

o Stockholders rejected similar proposals in each of the five years that they considered them since 1994.

o Our classified Board structure was overwhelmingly approved by our stockholders as part of a corporate governance system to help us carry out our long-term business strategy and protect stockholders against a diminished value of their stock caused by a hostile acquisition.

o The classified board structure does not prevent a change of control, but encourages outside persons seeking control of the Company to initiate arm's-length negotiations with the Board. The Board is then in a better position to negotiate to achieve the best price for all stockholders, not just for those with a large block of shares.

o A classified Board structure helps ensure stability because, at any given time, a majority of Directors possess the experience and depth of understanding which comes from service on the Board.

o Leading institutional investors and commentators have recognized the benefits inherent in a classified Board. For example, the Teacher's Insurance and Annuity Association - College Retirement Equities Fund has concluded that a classified Board is consistent with the principles of good corporate governance, and has recognized and supported the right of a Board to organize its functions and business in the manner it deems most efficient.

     We believe that a classified Board protects the interests of all of Texaco's stockholders. The continuity and depth of knowledge that results from a classified Board provides the proper environment in which to foster the creation of long-term value for all stockholders.

     Therefore, the Board of Directors recommends a vote AGAINST this proposal.


                                  ----------

Item 4 - Stockholder Proposal Relating to a Code of Conduct on Worker Rights

     Texaco Inc. (the "Company" or "Texaco") is a global corporation and its international operations and sourcing arrangements expose the company to a variety of risks. This proposal is designed, therefore, to manage the risk of being a party to serious human rights violations in the workplace. Texaco operates or has business relationships in a number of countries, including China and Nigeria, where, according to such sources as the U.S. State Department, Amnesty International, and Human Rights Watch, human rights are not adequately protected by law and/or public policy.

     The success of many Texaco businesses depends on consumer and governmental good will. Since brand name is one of the Company's most significant assets, the Company would benefit from adopting and enforcing a code of conduct that would ensure that it is not associated with human rights violations in the workplace. This would protect Texaco's brand name and/or its relationships with its customers and the numerous governments under which the Company operates and with which it does business.

     In addition, institutional investors are increasingly concerned with the impact of company workplace practices on shareholder value. At least two of the world's largest pension funds have adopted responsible contractor and workplace practice guidelines. The adoption of such a code of conduct would increase attractiveness to the institutional investor community.

     Resolved: The shareholders urge the Board of Directors to adopt, implement and enforce the workplace code of conduct as based on the International Labor Organization's (ILO) Conventions on workplace human rights, and including the following principles:

     1. All workers have the right to form and join trade unions and to bargain collectively. (ILOConventions 87 and 98)

     2. Workers' representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

     3. There shall be no discrimination or intimidation in employment. Texaco shall provide equality of opportunity and treatment regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics.(ILO Conventions 100 and
         111)

     4. Employment shall be freely chosen. There shall be no use of forced, including bonded or voluntary prison, labor. (ILO Conventions 29 and
         105)

     5. There shall be no use of child labor. (ILO Convention 138)

     The shareholders urge the Board of Directors to issue an annual report on the status of the company's adoption, implementation and enforcement of the above-stated code.

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

     As a global energy company, Texaco operates under a wide variety of societies and legal regimes. Notwithstanding those differences, Texaco adheres to a consistent set of corporate policies and guiding principles that underscore our commitment to ethical business standards and worker human rights.

     Texaco's Corporate Conduct Guidelines are the standards that direct our behavior and business decisions. These guidelines were built on Texaco's ten core values - respect for the individual, inspired leadership, technological leadership, teamwork, quality, customer service, communication, highest ethical standards, corporate responsibility and shareholder return.

     We believe that worker human rights begin with respect for the individual. Every employee deserves respect, dignified treatment and the opportunity to develop and advance to the utmost of his or her capabilities. We recognize that when we respect one another, the unique talents, dedication, creativity and wisdom of our employees are unleashed, producing a workforce where each individual can make a difference and contribute to Texaco's growth and prosperity.

     Texaco's policy regarding equal opportunity is at the heart of our commitment to respect for the individual. Discrimination is not tolerated at Texaco. Our company provides equal opportunity for all employees and all qualified applicants for employment, without regard to race, religion, color, national origin, age, sex, sexual orientation, disability or veteran status.

     We also believe that each employee deserves a safe and healthful work environment. Texaco provides the rules and practices, training, equipment and medical and industrial hygiene programs necessary to protect the safety of our employees. This effort is enhanced by our employees' recognition that they have a personal and vital responsibility to contribute to safe work performance.

     We respect each employee's right to engage in or refrain from engaging in activities associated with representation by a labor organization. In those countries where unions exist and employees elect to be represented, we will negotiate in good faith with the labor organization selected by the employees.

     We believe that Texaco's adoption and enforcement of the Corporate Conduct Guidelines effectively address our workplace practices. Furthermore, wherever we operate we take our responsibility as a vehicle for economic prosperity, environmental stewardship and social progress seriously.

     Therefore, the Board of Directors recommends a vote AGAINST this proposal.


                                   ----------

EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

Compensation Committee Report

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. We are responsible for the compensation of the Company's officers and the incentive programs for all management personnel.

     The management pay structure and award opportunities are designed to be competitive with a group of five other oil companies. In addition, we survey the compensation practices of a group of non-oil companies, selected based on size, complexity and operational challenge in relation to Texaco to benchmark Texaco's compensation practices. All of the comparator companies with the exception of one international oil company were included in the S&P 500 Index, and three of the oil companies were also included in the S&P Integrated International Oil Index.

     In addition, each year we compare Texaco's return to stockholders with that of Texaco's competitors. That comparison is reflected in the performance graph on page 23.


The Compensation Program

     The compensation program is composed of three elements:
o  Salary
o  Performance bonus
o  Long-term stock-based incentives.

     Salary is fixed at a competitive level to attract and retain the highest caliber of employees. Bonuses are based on performance with respect to financial objectives, as well as objectives relating to respect for the individual, safety and workforce diversity. Long-term awards are tied to total return to stockholders. This mix of compensation elements places more of total compensation at risk and emphasizes performance.

     As a person's level of responsibility increases, a greater portion of potential total compensation opportunity is shifted from salary to performance-based incentives and to greater reliance on growing total return to stockholders through stock-based awards. This directly aligns the interests of these managers with the interests of stockholders.

     Salary. We set executive level salary ranges consistent with the ranges for all Texaco salaried employees. We adjust the ranges, as necessary, to maintain their competitiveness with those of the other five comparator oil companies. We maintain individual salaries within the appropriate range for a position and review them annually. We determine actual salaries based on individual performance, experience and position in the range.

     In accordance with these guidelines, we raised executive salary ranges by 2% for 1999.

     In 1999, neither Mr. Bijur nor anyone else in executive management received
merit   increases.   This  salary   freeze  was  the  result  of  the  Company's
disappointing results in 1998.

     Performance Bonus. We established competitive target bonus opportunities for each position grade level. Participants in the incentive bonus program can earn more or less than the target bonus, depending on the achievement of the following financial objective measures:

o  Earnings Growth vs. Peers
o  Cash Growth vs. Peers
o  Return on Capital Employed vs. Peers
o  Earnings vs. Plan
and the following non-financial measures:
o  Respect for the Individual
o  Safety
o  Diversity

     The bonus formula also contains additional subjective elements including:

o  Overall  contribution  to corporate  and/or  business unit  performance
o  Managerial ability
o  Initiative
o  Fostering the Company's "Vision and Values"
o  Compliance with the Corporate Conduct Guidelines
o  Fostering Diversity

     We based 1999 bonuses paid to the executive officers (including Mr. Bijur and the other named executive officers) on two factors: the Company's performance in 1999, as determined by the financial objective measures listed above, and the individual's performance rating. Bonus payments for 1999 to Mr. Bijur and the other named executive officers were higher than those made for 1998, chiefly due to the strong individual performances achieved by each of these persons and because the Company's performance, including a 36% growth in earnings, improved relative to the performance of its peers.

     Long-Term Stock-Based Incentives. The long-term incentive program consists of stock options and performance restricted shares. Performance restricted shares vest based on the Company's total return to stockholders versus the S&P Integrated International Oil Index. This program:

o  emphasizes total return to stockholders
o encourages stock ownership by management by awarding them stock rather than cash
o  enhances retention and continuity of management

     While we have not established obligatory levels for equity holdings by management personnel, we have designed the long-term incentive award program to encourage share ownership. We review the officers' stock ownership each year. In general, the officers have stockholdings in excess of typical targets or mandatory levels that have been established by some major companies. At January 1, 2000, the seventeen executive officers had, on average, holdings of Texaco stock in excess of eleven times their 1999 salaries. The value of the long-term incentive awards are intended to be fully competitive with the programs offered by the comparator companies.

     1999 Review. During 1999, we retained an independent consultant to study and advise us with respect to the following:

o The appropriate Stock Incentive Plan target award levels based on comparator company practices
o  The composition of the comparator group

     As a result of the consultant's report and recommendations, we concluded that the Stock Incentive Plan targets had fallen below competitive levels. Therefore, we selectively increased the level of long-term awards for 1999.

     Tax Deductibility. Texaco's incentive bonus and stock incentive plans are performance-based plans. Therefore, under Internal Revenue Code Section 162(m), compensation paid in 1999 under these plans is fully deductible and it is our intention to continue to maximize deductibility to the extent practicable.

     Our Conclusion. We firmly believe that the quality and motivation of all of Texaco's employees, including its managers, make a significant difference in Texaco's long-term performance. We also believe that stockholders directly benefit from compensation programs that:

o  reward superior performance
o contain an appropriate downside risk element when performance falls short of clearly defined standards
o  give appropriate administrative flexibility to achieve their objectives

     We believe that Texaco's management compensation programs meet these requirements and will continue to be an important factor in driving the Company's success.




                             William C. Steere, Jr.
                                    Chairman





           Edmund M. Carpenter                  Charles R. Shoemate





           Michael C. Hawley                   Thomas A. Vanderslice





           Charles H. Price, II

Summary Compensation Table



                                                                              Long-Term
                                   Annual Compensation                   Compensation Awards
                           ------------------------------------------- ------------------------
                                                                                       Securities
                                                          Other         Restricted     Underlying         All
Name and Principal                                       Annual            Stock        Options/         Other
  Position           Year  Salary($)(1)   Bonus($)  Compensation($)(3)  Awards($)(4)    SARs(#)     Compensation($)(5)
------------------   ----  ------------   --------  ------------------ -------------    -------     ------------------

P.I. Bijur           1999     950,000    1,015,059        4,420         2,169,092       677,553            57,000
   Chairman of the   1998     925,000      597,749        5,407         1,853,438       546,797            55,500
     Board/CEO       1997     825,000    1,046,047        5,139         1,291,547       326,304            49,500

P.J. Lynch           1999     435,000      338,634        5,124           497,855       214,427            26,100
   Senior Vice       1998     428,750      182,245        5,573           501,911       174,560            25,725
     President/CFO   1997     410,000      321,710        5,288           315,020       161,157            24,600

J.J. O'Connor        1999     450,000      373,855          -0-           497,855        80,877            27,000
   Senior Vice       1998     450,000      182,245       49,515           710,324        85,498            63,989
     President

G.F. Tilton          1999     406,000      284,021        3,805           497,855       214,485            24,360
   Senior Vice       1998     400,250      189,918       12,709           419,248       186,053            24,015
     President       1997     379,750      298,701       28,343           318,871       173,988            96,483

W.M. Wicker          1999     412,000      284,021        3,810           497,855        67,171            24,720
   Senior Vice       1998     409,000      182,245        4,533           419,248        52,026             8,240
     President       1997     166,665(2)   321,710          -0-           260,130        31,668               -0-


(1) No executive officers received a salary increase during 1999. The change in salary since 1998 reflects an April 1998 salary increase.
(2) Mr. Wicker commenced employment on August 4, 1997 at a salary of $400,000 per year.
(3) This column includes our aggregate incremental cost of providing various perquisites and personal benefits in excess of reporting thresholds including, for Mr. O'Connor in 1998, $49,515 for reimbursement of taxes applicable to moving expenses.
(4) Messrs. Bijur, Lynch, O'Connor, Tilton and Wicker had restricted stockholdings of 323,649; 116,162; 20,144; 141,873; and 20,962 shares, respectively, as of December 31, 1999. The shares had a market value of $17,578,186; $6,309,049; $1,094,071; $7,705,477; and $1,138,499
     respectively, at December 31, 1999, based on a value of $54.3125 per share. These share numbers and values include the awards since the last proxy statement which are reported in the "Restricted Stock Awards" column above. Dividends are paid on the restricted stock at the same time and rate as dividends paid to holders of unrestricted stock.
(5) Matching contributions to the qualified and nonqualified Employees Thrift Plan and relocation expenses.

Option Grants in 1999

Individual Grants of Options

                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration     Present
Name                           Date      Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                           ----      ----------     ---------       ------------   ----------    ----------

P.I. Bijur                    06/25/99    241,850          2.556%         62.78125     06/25/2009    2,684,535
P.J. Lynch                    06/25/99     55,510          0.587%         62.78125     06/25/2009      616,161
J.J. O'Connor                 06/25/99     55,510          0.587%         62.78125     06/25/2009      616,161
G.F. Tilton                   06/25/99     55,510          0.587%         62.78125     06/25/2009      616,161
W.M.Wicker                    06/25/99     55,510          0.587%         62.78125     06/25/2009      616,161




Individual Grants of Restored Options

     All options include a restoration feature, by which participants receive options to replace shares that they are using to either (1) pay the Company for shares they are acquiring when they exercise a stock option or (2) satisfy their tax withholding obligations. Since restored options are granted at an exercise price which is equal to the market price of the Company's Common Stock on the day of grant, they are issued at an exercise price which is at a higher price than the exercise price of the original grant. Options vest 50% after one year and become fully exercisable after two years. Restored options are fully exercisable after six months and expire at the date of the original grant. All of the option grants listed below are restored options.

                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration     Present
Name                           Date      Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                           ----      ----------     ---------       ------------   ----------    ----------

P.I. Bijur                    05/05/99      7,506          0.079%         65.06250       05/09/99        1,726
                              05/05/99      8,002          0.085%         65.06250       01/02/00       50,733
                              05/05/99      4,229          0.045%         65.06250       06/22/00       35,354
                              05/05/99      3,288          0.035%         65.06250       06/28/01       36,957
                              05/05/99      9,202          0.097%         65.06250       06/26/02      103,430
                              05/05/99      7,040          0.074%         65.06250       06/24/04       79,130
                              05/05/99      4,911          0.052%         65.06250       02/24/05       55,200
                              05/05/99     10,782          0.114%         65.06250       06/23/05      121,190
                              05/05/99     69,770          0.737%         65.06250       06/28/06      784,215
                              05/05/99     67,781          0.716%         65.06250       07/01/07      761,858
                              05/05/99      1,700          0.018%         65.06250       07/02/07       19,108
                              07/09/99      2,286          0.024%         66.15625       06/28/06       26,769
                              07/09/99     66,659          0.704%         66.15625       07/01/07      780,577
                              07/09/99      1,671          0.018%         66.15625       07/02/07       19,567
                              11/18/99      1,143          0.012%         65.90625       01/02/00        3,132
                              11/18/99      3,646          0.039%         65.90625       06/22/00       22,715
                              11/18/99      5,018          0.053%         65.90625       06/28/01       52,789
                              11/18/99      2,889          0.031%         65.90625       06/26/02       34,148
                              11/18/99     12,303          0.130%         65.90625       06/25/03      145,421
                              11/18/99      4,749          0.050%         65.90625       06/24/04       56,133
                              11/18/99     10,640          0.112%         65.90625       06/23/05      125,765
                              11/18/99     32,059          0.339%         65.90625       06/28/06      378,937
                              11/18/99     98,429          1.040%         65.90625       06/26/08    1,163,431

                                           Number
                                             of
                                         Securities
                                         Underlying     % of Total       Exercise or                 Grant Date
                                           Options        Options           Base       Expiration     Present
Name                           Date      Granted(#)       Granted       Price($/Sh.)      Date        Value $*
----                           ----      ----------     ---------       ------------   ----------    ----------

P.J. Lynch                    05/05/99      5,570          0.059%         65.06250       05/09/99        1,281
                              05/05/99      7,362          0.078%         65.06250       01/02/00       46,675
                              05/05/99      5,932          0.063%         65.06250       06/22/00       49,592
                              05/05/99      6,002          0.063%         65.06250       06/28/01       67,462
                              05/05/99      7,400          0.078%         65.06250       06/26/02       83,176
                              05/05/99      7,672          0.081%         65.06250       06/25/03       86,233
                              05/05/99     10,136          0.107%         65.06250       06/24/04      113,929
                              05/05/99      4,181          0.044%         65.06250       02/24/05       46,994
                              05/05/99     17,914          0.189%         65.06250       06/23/05      201,353
                              05/05/99     17,975          0.190%         65.06250       06/28/06      202,039
                              05/05/99     17,144          0.181%         65.06250       07/01/07      192,699
                              05/05/99        909          0.010%         65.06250       07/02/07       10,217
                              07/09/99     16,616          0.176%         66.15625       07/01/07      194,573
                              11/12/99      4,923          0.052%         63.75000       06/28/06       55,630
                              11/12/99        353          0.004%         63.75000       07/01/07        3,989
                              11/12/99        953          0.010%         63.75000       07/01/07       10,769
                              11/12/99     27,875          0.295%         63.75000       06/26/08      314,988
J.J. O'Connor                 03/30/99     12,605          0.133%         58.34750       01/02/08      123,529
                              10/04/99     12,762          0.135%         63.34375       01/02/08      142,807
G.F. Tilton                   05/05/99      6,197          0.065%         65.06250       05/09/99        1,425
                              05/05/99      6,319          0.067%         65.06250       01/02/00       40,062
                              05/05/99      5,771          0.061%         65.06250       06/22/00       48,246
                              05/05/99      5,875          0.062%         65.06250       06/28/01       66,035
                              05/05/99      7,258          0.077%         65.06250       06/26/02       81,580
                              05/05/99     10,218          0.108%         65.06250       06/25/03      114,850
                              05/05/99      9,881          0.104%         65.06250       06/24/04      111,062
                              05/05/99      4,099          0.043%         65.06250       02/24/05       46,073
                              05/05/99     21,560          0.228%         65.06250       06/23/05      242,334
                              05/05/99     24,787          0.262%         65.06250       06/28/06      278,606
                              05/05/99     16,067          0.170%         65.06250       07/01/07      180,593
                              05/05/99      1,090          0.012%         65.06250       07/02/07       12,252
                              07/09/99     15,799          0.167%         66.15625       07/01/07      185,006
                              07/09/99      1,072          0.011%         66.15625       07/02/07       12,553
                              07/09/99        971          0.010%         66.15625       06/26/08       11,370
                              11/12/99     22,011          0.233%         63.75000       06/26/08      248,724
W.M. Wicker                   05/05/99     11,661          0.123%         65.06250       08/04/07      131,070


  * Valuation. All options are granted at an exercise price equal to the market value of the Company's Common Stock on the date of grant. Therefore, if there is no appreciation in that market value, no value will be realizable. In accordance with Securities and Exchange Commission rules, we chose the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. We made the following assumptions for purposes of calculating the Grant Date Present Value: the option term is assumed to be two years, volatility at 29.1%, dividend yield of 3.0% per share and interest rate of 5.4%. The real value of the options in this table depends solely upon the actual performance of the Company's Common Stock during the applicable period.


Aggregated Option Exercises in 1999 and Year-End Option Values


                                                                 Number of Securities         Value of Unexercised
                                       Shares                   Underlying Unexercised        In-the-Money Options
                                      Acquired                   Options at Year-End(#)*         at Year-End($) **
                                         on         Value      --------------------------  -------------------------
 Name                                Exercise(#)  Realized($)  Exercisable  Unexercisable  Exercisable Unexercisable
 ----                                -----------  -----------  -----------  -------------  ----------- -------------

 P.I. Bijur                            44,270      2,905,925   186,705       588,342           -0-          -0-

 P.J. Lynch                            11,396        743,254   102,627       134,664           -0-          -0-

 J.J. O'Connor                          2,581        158,119    28,345       111,021           -0-       13,061

 G.F. Tilton                           11,636        759,957   112,925       119,114           -0-          -0-

 W.M. Wicker                            1,371         89,201    53,697        79,261           -0-          -0-

   * Includes options reported in the chart entitled "Option Grants in 1999". ** Based on the 1999 year-end price of $54.3125.




Performance Graph

     The following graph compares the cumulative total stockholder return on Texaco's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Integrated International Oil Index during the five-year period from December 31, 1994 through December 31, 1999.


                              Five-Year Comparison
                       Cumulative Return to Shareholders
             (Price Appreciation and the Reinvestment of Dividends)
                             Texaco versus S&P Indices

DOLLARS (END-OF-PERIOD)

                     1994        1995        1996        1997        1998        1999
                     ----        ----        ----        ----        ----        ----

Texaco             $100.00     $137.35     $178.09     $203.60     $204.61     $216.16
S&P 500            $100.00     $137.44     $168.92     $225.20     $289.43     $350.26
S&P Oils           $100.00     $134.21     $165.90     $206.05     $233.94     $274.69


Retirement Plan

     Approximately 9,800 employees, including the 17 elected officers, are eligible to participate in the Retirement Plan. The plan is a qualified plan under the Internal Revenue Code and provides benefits funded by Company contributions. In addition, participants have the option of making contributions to the plan and receiving greater retirement benefits. Contributions are paid to a Master Trustee and to insurance companies for investment.

     For purposes of calculating pension benefits for the executive officers named on page 20, the plan recognizes salary only and does not take into account other forms of compensation. For the executive officers, salary and bonus for the last three years are shown in the salary and bonus columns of the Summary Compensation Table. The Internal Revenue Code provides that qualified plans may not consider remuneration exceeding $170,000 per year (as indexed for inflation) for purposes of calculating benefits under the Retirement Plan. The amount of an employee's retirement benefit is the greater of a benefit based upon a final pay formula (applicable in most cases), a career average formula or a minimum retirement benefit. In addition to the qualified Retirement Plan, we sponsor supplemental plans which take into account bonuses paid to a participant and salary in excess of the Internal Revenue Code limitations.



Retirement Plan Table


                                                           YEARS OF BENEFIT SERVICE
COVERED REMUNERATION*                  15         20          25         30           35         40
---------------------             -------------------------------------------------------------------
           $   100,000            $  22,500   $ 30,000   $  37,500   $ 44,650   $   51,650 $   58,650
               200,000               45,000     60,000      75,000     89,300      103,300    117,300
               400,000               90,000    120,000     150,000    178,600      206,600    234,600
               600,000              135,000    180,000     225,000    267,900      309,900    351,900
               800,000              180,000    240,000     300,000    357,200      413,200    469,200
             1,000,000              225,000    300,000     375,000    446,500      516,500    586,500
             1,200,000              270,000    360,000     450,000    535,800      619,800    703,800
             1,400,000              315,000    420,000     525,000    625,100      723,100    821,100
             1,600,000              360,000    480,000     600,000    714,400      826,400    938,400
             1,800,000              405,000    540,000     675,000    803,700      929,700  1,055,700
             2,000,000              450,000    600,000     750,000    893,000    1,033,000  1,173,000

*  "Covered Remuneration" means the highest three-year average salary and highest three-year average bonus, if any, during the last ten years of employment. The company recognizes the following years of benefit service for the following individuals as of December 31, 1999: Mr. Bijur, 34; Mr. Lynch, 39;
   Mr. O'Connor, 2; Mr. Tilton, 30; and Mr. Wicker, 10. With respect to the plans, annual pension benefits are based on the non-contributory final pay formula (up to 1.5% of final average covered remuneration times benefit service) and assume the participant retires at age 65 and has been a non-contributory member of the plan throughout the period of service. These amounts, however, do not reflect a reduction for Social Security benefits pursuant to the provisions of the Retirement Plan. They do include those additional sums, if any, payable under a Supplemental Retirement Plan to compensate those employees who have earned annual retirement benefits payable under the Retirement Plan but which are limited by the Internal Revenue Code.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2001 ANNUAL MEETING

--------------------------------------------------------------------------------


     You may present a proposal to be considered for inclusion in our 2001 Proxy Statement, provided we receive it at our principal executive office no later thanNovember 14, 2000, and that it complies with applicable laws and Securities and Exchange Commission regulations. In addition, our by-laws allow you to bring business before the Annual Meeting of Stockholders, if you have given us written notice not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's Annual Meeting of Stockholders (subject to adjustment if the subsequent year's meeting date is substantially moved). Your notice must include the proposed business and your interest in it, your address, and your stockholdings.

     You may also nominate candidates for election to the Board of Directors at the stockholders meeting. Our by-laws require you to give written notice to the Secretary of your intention to do so. We must receive your notice not later than ninety days before our annual stockholders meeting, or with respect to a special meeting, by the close of business on the seventh day following the date we first notify stockholders of the meeting. Your notice of nomination must contain the information about you and the nominee that is listed in our by-laws. We may require that a proposed nominee furnish other information to determine that person's eligibility to serve as director. We cannot consider a nomination which does not comply with the above procedure.

     You should address your proposal or nomination to: Secretary, Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650.




Michael H. Rudy
Secretary




March 14, 2000

                                     [logo]

[LOGO]
TEXACO INC.
2000 WESTCHESTER AVENUE
WHITE PLAINS, NY 10650





                                Admission Ticket


This is your Admission Ticket to Texaco's 2000 Annual Meeting of Stockholders. The meeting will be held at The Performing Arts Center, Purchase College, The State University of New York, 735 Anderson Hill Road, Purchase, New York, on Wednesday, April 26, 2000, at 2:00 p.m. Please present this Admission Ticket at one of the registration stations where you will be asked to display some form of personal identification. You should enter through the underpass entrance of The Performing Arts Center.




                                2000 Proxy Voting

                             Your Vote is Important

You can vote by telephone, through the Internet, or by mail. Please refer to the voting instructions below.

The proxies will vote the shares represented by this Proxy as you direct. If you do not tell them how to vote, they will vote FOR items 1 and 2, and AGAINST items 3 and 4, and as they determine on other matters that may properly come before the meeting or any adjournment of the meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - WWW.PROXYVOTE.COM
Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Texaco Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

                If you vote by phone or vote using the Internet,
                         please do not mail your proxy.
                             THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS: [X]    TEXPRX   KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

TEXACO PROXY     THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.



          [ ] Discontinue mailing the Annual Report to my account because I have a copy available to me from another source.



DIRECTORS  RECOMMEND A VOTE FOR ITEMS 1 AND 2.                     DIRECTORS RECOMMEND A VOTE AGAINST
Election of Directors for the terms indicated in                   ITEMS 3 and 4                           For   Against  Abstain
the Proxy Statement:

1.   Nominees are: (01) A.C. Baillie, (02) E.M. Carpenter,
                    (03) F.G. Jenifer, (04) T.A. Vanderslice

For  Withhold  For All    To withhold authority to vote, mark      3.   Stockholder Proposal Relating
All     All    Except     "For All Except" and write the                to Classification of the
                          nominee's number on the line below.           Board of Directors:                 [ ]     [ ]     [ ]


[ ]     [ ]     [ ]       -----------------------------------

Vote On Proposals                        For   Against  Abstain

2.   Approval of Arthur Andersen LLP
     as Auditors for the year 2000:      [ ]     [ ]     [ ]       4.   Stockholder Proposal Relating to
                                                                        a Code of Conduct on Worker
                                                                        Rights                              [ ]     [ ]     [ ]

------------------------------------------------------------       --------------------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)               Date              Signature (Joint Owners)                     Date




[logo]
                                   Texaco Inc.
                             2000 Westchester Avenue
                             White Plains, NY 10650





Dear Texaco Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at The Performing Arts Center, Purchase College, The State University of New York, 735 Anderson Hill Road, Purchase, New York, on Wednesday, April 26, 2000, at 2:00 p.m. If you plan to attend, please carry your admission ticket (this form) with you to the meeting.

Please keep in mind that your vote is important to us. Whether or not you are able to attend the meeting in person, please either:


         o  use our toll-free telephone voting system, or
         o  use our Internet voting system, or
         o mark the attached proxy card to indicate your voting preferences, then sign, detach and return the proxy card in the accompanying postage-paid envelope.

I also welcome any comments or questions you have concerning our activities. For your convenience in providing such comments, we have provided space on the proxy card below. In view of the large number of comments and questions we generally receive, we will not be able to respond to them individually. However, I assure you that we will read each one and that we will cover subjects of general interest at the meeting or in other materials we send you.





Peter I. Bijur
Chairman of the Board &
Chief Executive Officer


           This Proxy is solicited on behalf of the Board of Directors
I hereby appoint P.I. Bijur, M.K. Bush, S. Nunn, C.H. Price II, and each of them, as my proxies, with full power of substitution. My proxies are authorized to represent and to vote, as designated on the reverse Proxy, all Common Stock of Texaco Inc., which I held of record on February 28, 2000, at the Annual Meeting of Stockholders to be held at The Performing Arts Center, Purchase College, The State University of New York, 735 Anderson Hill Road, Purchase, New York, on Wednesday, April 26, 2000, at 2:00 p.m.

For your comments.....

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




                             Signature:_________________________________________